Exhibit 99.1

	FOR:	REMEDYTEMP, INC.

CONTACT:

Monty Houdeshell
Senior Vice President and
Chief Financial Officer
(949) 425-7600

Roger Pondel/Rob Whetstone
PondelWilkinson Inc.
(310) 279-5980

RemedyTemp Reports Financial Results for Third Fiscal Quarter

—Strategic Plan Execution, Along with Economic Strengthening,

Foster Successive Quarterly Improvement—

ALISO VIEJO, Calif.—July 29, 2004—RemedyTemp Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today reported operating results for the third fiscal quarter ended June 27, 2004, sharply ahead of the preceding second quarter.

Revenue for the most recent three-month period advanced nearly 9% to $129.3 million from $118.8 million last year, and rose 12.0% over the $115.4 million reported for the preceding second quarter. The company’s pre-tax loss was lower than anticipated at $1.2 million for the fiscal 2004 third quarter, compared with a pre tax loss of $2.1 million in the third quarter of fiscal 2003. The net loss of $1.3 million, equal to $0.14 per share, compared with a net loss of $0.4 million, or $0.05 per share, for the corresponding period last year, and a net loss of $4 million, or $0.45 per share, in the fiscal 2004 second quarter.

“Results for the third quarter exceeded expectations, reflecting generally increased demand for temporary help, along with the benefits of an expanded RemedyTemp sales force,” said Greg Palmer, president and chief executive officer. “We were pleased with the operating leverage experienced by our commercial divisions as operating profit for that group expanded by about 27% in the third quarter of fiscal 2004 on a 6.5% increase in revenue compared with the same period last year. RemedyTemp is now nearing breakeven after excluding the losses in the quarter attributable to the continued investment in our RemX® Specialty Staffing division and high margin clerical business,” Palmer said.

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Palmer also said greater selectivity in the type of assignments the company accepts added to margins, as did the general pricing environment, which appears to have stabilized and allowed the company to recover higher workers’ compensation and state unemployment insurance costs. Accordingly, the company’s gross margin percentage for the quarter improved to 18.4% from 16.7% in the second quarter, 16.3% in the first quarter, and 18% in the corresponding prior year period. Gross profit dollars in the third fiscal quarter increased 10.9% over the same period last year on the 8.8% increase in revenue.

“The strategies put into place two years ago are beginning to pay off, and we are experiencing solid operating leverage with incremental sales increases,” Palmer said. “With business conditions continuing to improve in the core markets we serve, combined with a more favorable workers’ compensation insurance rate environment in California, we believe our goal of achieving profitable operations in our new fiscal year, which begins in October, is clearly in sight.”

For the year-to-date period ended June 27, 2004, revenue increased to $370.6 million from $355.5 million for the first nine months of last year. The net loss for the fiscal 2004 nine-month period amounted to $8.6 million, or $0.96 per share, versus a net loss of $5.2 million, or $0.58 per share, a year ago, which included a $2.4 million charge, net of income taxes of $1.6 million, for implementing SFAS 142, “Goodwill and Other Intangible Assets.”

Palmer said RemedyTemp continues to have no debt, and its cash position and balance sheet remain strong. At June 27, 2004, the company had $50.9 million in total cash and investments, including $41.0 million in restricted cash and investments.

For the fourth fiscal quarter, RemedyTemp said it expects to report a narrower pre-tax loss of approximately $0.5 million to breakeven, compared with a pre-tax loss of $11.4 million in last year’s fourth fiscal quarter. Revenue is anticipated to advance 10% to 12% over the $126.5 million reported for the prior year period and gross margins are expected to remain at about third quarter levels or improve slightly. This year’s fourth fiscal quarter includes an additional week as compared to last year. The estimates exclude any potential charges for resolution of pending workers’ compensation litigation or state unemployment insurance disputes.

About RemedyTemp Inc.

RemedyTemp, with 235 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to growth and strategies, future operating and financial results, returning to profitability in fiscal 2005, financial expectations for the fourth quarter and current business indicators, are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”).

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Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any such forward-looking statement or any projected results expressed or implied therein will not be realized.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

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(Table to follow)

RemedyTemp, Inc.

Condensed Consolidated Statements of Operations

(Amounts in ‘000s, except for per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Total revenues	$129,250	$118,838	$370,646	$355,467
Cost of sales	105,472	97,401	307,106	293,451
Licensees’ share of gross profit	5,900	6,002	17,044	18,363
Selling and administrative expenses	18,115	16,327	51,191	47,841
Depreciation and amortization	1,253	1,547	4,515	4,052

Loss from operations	(1,490)	(2,439)	(9,210)	(8,240)
Other income:
Interest income, net	142	135	473	537
Other, net	146	158	521	532

Loss before income taxes	(1,202)	(2,146)	(8,216)	(7,171)
Provision for (benefit from) income taxes	106	(1,711)	433	(4,374)

Loss before cumulative effect of adoption of a new accounting standard	(1,308)	(435)	(8,649)	(2,797)
Cumulative effect of adoption of a new accounting standard, net of income taxes of $1,634	—	—	—	(2,421)

Net loss	$(1,308)	$(435)	$(8,649)	$(5,218)

Net loss per share, diluted	$(0.14)	$(0.05)	$(0.96)	$(0.58)
Diluted weighted average shares	9,024	9,048	9,021	9,042

Condensed Consolidated Balance Sheets

As of

	(Unaudited) June 27, 2004	September 28, 2003
ASSETS
Current assets:
Cash and investments	$9,884	$28,966
Restricted investments	3,123	2,654
Accounts receivable, net	54,983	60,594
Other current assets	9,200	7,009

Total current assets	77,190	99,223
Fixed assets, net	9,780	12,337
Restricted cash and investments	37,931	21,615
Other assets	6,208	6,019

Total Assets	$131,109	$139,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$41,357	$43,149
Long-term liabilities	22,681	20,681

Total liabilities	64,038	63,830
Total shareholders’ equity	67,071	75,364

Total Liabilities and Shareholders’ Equity	$131,109	$139,194